                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    PLASMA & MATERIALS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                [LOGO OF PLASMA & MATERIALS TECHNOLOGIES, INC.]

                     PLASMA & MATERIALS TECHNOLOGIES, INC.
                              9255 DEERING AVENUE
                         CHATSWORTH, CALIFORNIA 91311

                                                                October 1, 1996

Dear Shareholder:

  On behalf of Plasma & Materials Technologies, Inc. ("PMT"), we have attached a supplement (the "Supplement") to PMT's Proxy Statement dated September 11, 1996 (the "Proxy Statement"). The Supplement updates and supplements certain matters that are described in the Proxy Statement.

  An additional proxy card is included with the Supplement. The proxy card relates to all matters set forth in the Proxy Statement. To be sure your vote is counted, you may return the enclosed proxy card even if you already returned a previous card. If you have already delivered a proxy card to PMT and you wish to change any vote set forth therein, you must deliver the enclosed proxy card, appropriately completed, to reflect your changed vote. If you have any questions regarding the Supplement or the enclosed proxy card, please contact PMT's proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

  The enclosed Supplement should be read in conjunction with the Proxy Statement. Please give this information careful consideration.

                                          Very truly yours,

                                          /s/ Gregor A. Campbell

                                          Dr. Gregor A. Campbell,
                                          President and Chief Executive
                                           Officer

                                  SUPPLEMENT

                            TO THE PROXY STATEMENT

                           DATED SEPTEMBER 11, 1996

                                      OF
                     PLASMA & MATERIALS TECHNOLOGIES, INC.

                                                                October 1, 1996

  The following information (the "Supplement") supplements the Proxy Statement dated September 11, 1996 (the "Proxy Statement") of Plasma & Materials Technologies, Inc., a California corporation (the "Company" or "PMT"). This Supplement provides information regarding the final terms of the Company's offering of 7 1/8% Convertible Subordinated Notes Due 2001, certain unaudited pro forma financial information based on such final terms, certain additional information related to transactions between PMT and certain of its shareholders and the Company's engagement of a proxy solicitor. This Supplement should be read in connection with the Proxy Statement.

                           CONVERTIBLE NOTE OFFERING

  On October 1, 1996, the Company entered into a Purchase Agreement with Salomon Brothers Inc and Unterberg Harris (the "Initial Purchasers") for the issuance and sale by the Company of $75,000,000 principal amount of 7 1/8% Convertible Subordinated Notes Due 2001 (the "Convertible Notes") with proceeds to the Company of 96.25% of the principal amount. The Company also granted to the Initial Purchasers a 30-day option to purchase up to $11,250,000 principal amount of additional Convertible Notes on the same terms to cover over-allotments, if any. The Convertible Notes are convertible, commencing 90 days after issuance (or, if later, upon the Company's acquisition of Electrotech, as described below) into PMT Common Stock at a conversion price of $15.635 per share. The Convertible Notes are redeemable, in whole or in part, at the option of the Company at any time on or after October 15, 1999 at the redemption prices specified in the Indenture relating thereto. The Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture).

  The proceeds from the sale of the Convertible Notes will be used to finance a significant portion of the purchase price of the transactions contemplated by the Share Purchase Agreement dated July 17, 1996, as amended through the date hereof (the "Share Purchase Agreement"), entered into among the Company, Electrotech Limited ("ET") and Electrotech Equipments Limited (ETE and collectively with ET, "Electrotech"), Christopher D. Dobson and the other shareholders of Electrotech and the transactions contemplated thereby (the "Acquisition") pursuant to which PMT will acquire 100% of the outstanding capital stock of Electrotech and, directly or indirectly, each subsidiary thereof.

                        PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma financial information presented below should be read in conjunction with the notes hereto and the separate financial statements of PMT and Electrotech presented elsewhere in the Proxy Statement.

           UNAUDITED PRO FORMA BALANCE SHEET OF PMT AND ELECTROTECH
                         COMBINED AS OF JUNE 30, 1996
                        (IN THOUSANDS OF U.S. DOLLARS)

                                                            PRO FORMA  PRO FORMA
                                       PMT    ELECTROTECH  ADJUSTMENTS COMBINED
                                     -------  ------------ ----------- ---------
              ASSETS
Current assets:
  Cash and cash equivalents........  $ 8,475    $ 3,219     $ 75,000   $ 11,694
                                                             (75,000)
  Short-term investments...........   15,099        --        (8,500)     6,599
  Accounts receivable..............   16,592     26,975          --      43,567
  Inventories......................   12,885     27,029          --      39,914
  Demonstration inventory..........    3,078        --           --       3,078
  Other current assets.............      586      5,099          --       5,685
                                     -------    -------     --------   --------
    Total current assets...........   56,715     62,322       (8,500)   110,537
Property, equipment and leasehold
 improvements--net.................    8,640     14,265        1,000     23,905
Developed technology...............      --         --        45,900     45,900
In-process technology..............      --         --        81,000        --
                                                             (81,000)
Assembled workforce................      --         --         7,000      7,000
Covenant not to compete............      --         --           500        500
Goodwill...........................      --         --         1,688      1,688
Other assets.......................    1,626         28          --       1,654
                                     -------    -------     --------   --------
    Total assets...................  $66,981    $76,615     $ 47,588   $191,184
                                     =======    =======     ========   ========
 LIABILITIES AND SHAREHOLDERS'
            EQUITY
Current liabilities:
  Revolving line of credit and bank
   overdrafts......................  $   --     $12,564     $    --    $ 12,564
  Accounts payable and accrued
   expenses........................    8,888      7,237          --      16,125
  Warranty expense.................      694      1,716          --       2,410
  Customer deposits................      --       4,307          --       4,307
  Accrued salaries and related
   liabilities.....................      306        992          --       1,298
  Current portion of capital lease
   obligations.....................      510        995          --       1,505
  Other accrued liabilities........      --       6,301          --       6,301
  Income taxes payable.............      --       5,197          --       5,197
                                     -------    -------     --------   --------
    Total current liabilities......   10,398     39,309          --      49,707
Long-term debt and capital lease
 obligations.......................      434      1,457          --       1,891
Convertible subordinated notes.....      --         --        75,000     75,000
Deferred income taxes..............      --         950       17,787     18,737
                                     -------    -------     --------   --------
    Total liabilities..............   10,832     41,716       92,787    145,335
Shareholders' equity:
Common stock:
  PMT..............................   61,090        --        70,700    131,790
  Electrotech......................      --          17          (17)       --
Retained earnings (accumulated def-   (4,941)    34,882      (34,882)   (85,941)
 icit).............................                          (81,000)
                                     -------    -------     --------   --------
    Total shareholders' equity.....   56,149     34,899      (45,199)    45,849
                                     -------    -------     --------   --------
      Total liabilities and share-
       holders' equity.............  $66,981    $76,615     $ 47,588   $191,184
                                     =======    =======     ========   ========

                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS OF
                              PMT AND ELECTROTECH
              FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 1995
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                           PRO FORMA  PRO FORMA
                                       PMT    ELECTROTECH ADJUSTMENTS COMBINED
                                     -------  ----------- ----------- ---------
Revenues:
 Sales.............................. $20,890    $54,383    $    --     $75,273
 License revenue....................     400        --          --         400
                                     -------    -------    --------    -------
  Total revenues....................  21,290     54,383         --      75,673
Operating costs and expenses:
 Costs of goods sold................  11,144     26,063         --      37,207
 Research and development...........   4,567      8,402         --      12,969
 Sales, general and administrative..   5,944     12,194         --      18,138
 Amortization of intangibles........     --         --        5,817      5,817
                                     -------    -------    --------    -------
  Total.............................  21,655     46,659       5,817     74,131
                                     -------    -------    --------    -------
Operating income (loss).............    (365)     7,724      (5,817)     1,542
Other income and expense:
 Interest income....................     777        294        (340)       731
 Interest expense...................    (293)      (959)     (5,343)    (6,595)
 Profit on disposal of business.....     --       7,812         --       7,812
                                     -------    -------    --------    -------
                                         484      7,147      (5,683)     1,948
                                     -------    -------    --------    -------
Income (loss) before income tax
 provision..........................     119     14,871     (11,500)     3,490

Income tax provision................       1      5,966      (1,831)     4,136
                                     -------    -------    --------    -------
Net income (loss)................... $   118    $ 8,905    $ (9,669)   $  (646)
                                     =======    =======    ========    =======
Net income (loss) per PMT share..... $  0.02                           $ (0.05)
                                     =======                           =======
Number of shares outstanding, in
 thousands..........................   6,593                  5,600     12,193

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS OF
                              PMT AND ELECTROTECH
                 FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1996
           (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                           PRO FORMA  PRO FORMA
                                       PMT    ELECTROTECH ADJUSTMENTS COMBINED
                                     -------  ----------- ----------- ---------
Revenues:
  Product sales..................... $17,946    $47,348     $   --     $65,294
  Contract revenue..................     849        --          --         849
                                     -------    -------     -------    -------
                                      18,795     47,348         --      66,143
Operating costs and expenses:
  Cost of sales.....................   9,127     22,456         --      31,583
  Research and development..........   3,560      5,660         --       9,220
  Sales, general and administrative.   4,267      7,239         --      11,506
  Amortization of intangibles.......     --         --        2,909      2,909
                                     -------    -------     -------    -------
    Total...........................  16,954     35,355       2,909     55,218
                                     -------    -------     -------    -------
Operating income....................   1,841     11,993      (2,909)    10,925
Other income and expense:
  Interest income...................     884        299        (170)     1,013
  Interest expense..................     (91)      (927)     (2,672)    (3,690)
                                     -------    -------     -------    -------
                                         793       (628)     (2,842)    (2,677)
Income before income taxes..........   2,634     11,365      (5,751)     8,248
Provision for income taxes..........      13      4,274        (915)     3,372
                                     -------    -------     -------    -------
Net income.......................... $ 2,621    $ 7,091     $(4,836)   $ 4,876
                                     =======    =======     =======    =======
Net income per PMT share............ $  0.29                           $  0.33
                                     =======                           =======
Number of shares outstanding, in
 thousands..........................   9,131                  5,600     14,731

  The accompanying unaudited pro forma financial statements include adjustments for the allocation of the purchase price to the underlying assets and liabilities as discussed below, the issuance of Common Stock, the elimination of Electrotech's equity in combination of the two companies, depreciation and amortization of the amounts allocated to various assets and liabilities acquired and a reduction of interest income and increase in interest expense associated with the reduction of cash and the issuance of the Convertible Notes in connection with the Acquisition.

  The unaudited pro forma financial information presented above combines the June 30, 1996 balance sheets of PMT and Electrotech and the statements of operations for the twelve month period ended December 31, 1995 and the six month period ended June 30, 1996 on a pro forma basis. This pro forma combination gives effect to the following assumptions:

  . That the Acquisition occurred on June 30, 1996 for the unaudited pro forma balance sheet.

  . That the Acquisition occurred as of the beginning of each statement of operations presentation with the allocation of the purchase price estimated based on the June 30, 1996 unaudited combined balance sheet of Electrotech.

  . That the Acquisition would be accounted for as a purchase.

  . That the purchase price paid by PMT to acquire Electrotech would be approximately $154.2 million, consisting of $75 million in cash, 5.6 million shares of Common Stock valued at $12.625 per share, and that the estimated transaction and financing costs would be $8.5 million. The valuation of Common Stock is based on the $12.625 per share closing price of Common Stock on July 17, 1996, the last day prior to the public announcement of the parties' agreement to acquisition terms.

  . That $75 million of cash required to consummate the Acquisition would be financed through the issuance of Convertible Notes, which will bear interest at 7.125% per annum. Depending upon whether the over-allotment option granted to the Initial Purchase is exercised, the actual amount financed may differ from the amount used in the pro forma financial statements.

  . That the excess of the purchase price including the estimated transaction and financing costs, over the net shareholders' equity of Electrotech would be allocated to the following assets and liabilities and that the amounts allocated would be amortized over the following time periods:

                                    AMOUNT
                 ITEM               ($000)          AMORTIZATION PERIOD
                 ----               -------         -------------------
   Fixed assets
    . Land and buildings........... $ 1,000 Twelve years for buildings
   Intangible assets
    . Developed technology.........  45,900 Ten years
    . Assembled workforce..........   7,000 Eight years
    . In-process technology........  81,000 100% immediately following the Acquisition
    . Covenant not to compete......     500 Three years
    . Goodwill.....................   1,688 Ten years
   Deferred tax liability..........  17,787 As utilized based on the above lives

  . The preliminary allocation of the purchase price among identifiable tangible and intangible assets and liabilities, as reflected in the accompanying pro forma financial statements, is based on an analysis of the estimated fair value of those assets and liabilities as of June 30, 1996. The estimated fair market value of the assets acquired may vary significantly between June 30, 1996 and the consummation of the Acquisition.

   Purchased in-process technology was analyzed through interviews and analysis of data concerning each of Electrotech's projects in development (i.e. Forcefill(TM) and Flowfill(TM)). Expected future cash flows of the developmental projects were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties in completing the projects, and thereby achieving technological feasibility, and the risks related to potential changes in future target markets. PMT's expected post-acquisition business strategies were considered as they relate to Electrotech's current products and projects in development. Considerable efforts are being applied by Electrotech to its Forcefill(TM) and Flowfill(TM) projects to attain product functionality and reliability levels acceptable to their intended target market.

   The write-off of purchased in-process technology is not reflected in the accompanying unaudited statements of operations as it is a non-recurring charge. It will be included, however, in the actual consolidated statement of operations of PMT for the first fiscal quarter in which the Acquisition occurs.

   Using the methodology that was used for in-process technology, expected future cash flows of the developed technology were discounted taking into account risks related to the characteristics and application of each product, existing and future markets, and assessments of the life cycle stage of each product. This analysis resulted in an estimated value of $45.9 million for developed technology, which has reached technological feasibility and therefore would be capitalized.

  . For United States income tax purposes, the tax basis of the underlying assets and liabilities is not adjusted. Accordingly, a deferred tax liability has been included in the purchase price allocation which represents the tax effect of the difference in the basis for financial reporting and tax purposes of the assets, except goodwill, and liabilities acquired, after considering the effects of the purchase price allocation. The portion of the tax credit associated with the amortization of the excess of the recorded basis of the assets is reflected as a tax benefit in the accompanying pro forma statements of operations.

  . The number of shares used in the computation of earnings per share has been adjusted to reflect the issuance of 5,600,000 shares of Common Stock in connection with the Acquisition as if it had occurred at the beginning of the year presented. Fully dilutive earnings per share data has not been presented because such data would be anti-dilutive. See note 1 to the audited Financial Statements of PMT for the year ended December 31, 1995.

  It should be noted that the unaudited pro forma financial information:

  . Uses a pro forma allocation of the purchase price paid for Electrotech as shown above; both the allocation of the actual purchase price and the amortization periods for these amounts are preliminary and subject to refinement pursuant to completion and updating of valuation studies at the time of closing of the Acquisition.

  . Does not give effect to any costs of combining the companies or to any efficiencies in operations that could be achieved by combining the companies.

  . Does not purport to be indicative either of the results of operations that would have occurred had the Acquisition been consummated at the dates indicated, or of the future combined results of operations of the companies.

  . The financial data of PMT for the year ended December 31, 1995 used to develop the unaudited pro forma combining statement of operations is derived from the historical audited financial statements of PMT.

  . All interim financial data of PMT and Electrotech, and the financial data of Electrotech for the twelve month period ended December 31, 1995 used to develop the unaudited pro forma combining balance sheet and statements of operations is derived from historical unaudited financial statements of PMT and Electrotech, but in the opinions of management of PMT and Electrotech, respectively, reflect all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof. The interim financial data and the financial data for the twelve month period ended December 31, 1995 for Electrotech have been adjusted to conform with U.S. generally accepted accounting principles and have been converted to U.S. dollars using the following U.S. dollar conversion rates per (Pounds)1 sterling: June 30, 1996--$1.53 and December 31, 1995--$1.55.

                                  MANAGEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  As disclosed elsewhere in the Proxy Statement, on March 29, 1996, PMT entered into a number of agreements with PMT CVD Partners, L.P. (the "CVD Partnership") and the limited partners thereof (the "Limited Partners"). The CVD Partnership was sponsored by PMT to fund research and development costs and expenses for an intermetal dielectic CVD system based on PMT's MORI(TM) source technology. An aggregate of approximately $5,350,000 was invested by Limited Partners in the CVD Partnership to fund such research and development efforts, which are being performed by PMT under an agreement with the CVD Partnership.

  PMT is paid for such services in an amount equal to its actual direct costs, as defined, plus a stated percentage of such costs. During the six months ended June 30, 1996, the amount of such research and development payments to PMT by the CVD Partnership was approximately $849,000. PMT will be obligated to pay percentage royalties, based upon the net sales price and depending upon the year and location of sale, to the CVD Partnership on sales of developed CVD products. There is no provision for royalty payments to the CVD Partnership in fiscal 1996. The CVD Partnership owns the rights to the developed technology, and has granted to PMT an exclusive, worldwide and royalty-bearing license under such technology which terminates on March 29, 2001 (concurrent with the expiration of PMT's option described below (the "Option") to acquire all of the Limited Partners' interests in the CVD Partnership).

 The Limited Partners

  The Limited Partners of the CVD Partnership include SBIC Partners, L.P. ("SBIC Partners") and NorWest Equity Partners, V ("NorWest"). Each of SBIC Partners and NorWest invested $2,500,000 in the CVD Partnership. As of October 1, 1996 SBIC Partners held 638,604 shares of Common Stock, or 7.3% of the shares of Common Stock presently outstanding, and NorWest and its affiliates held 603,898 shares of Common Stock, or 6.9% of the shares of Common Stock presently outstanding.

 The Option

  In connection with the formation of the CVD Partnership, PMT entered into option agreements (the "Option Agreements") with the Limited Partners, setting forth the terms and conditions of the Option. Pursuant to the Option Agreements, PMT has a presently exercisable option, expiring March 29, 2001, to acquire all of the Limited Partners' interest in the CVD Partnership and thereby effectively acquire full ownership of the developed technology and terminate further royalty obligations. The option price formula (the "Option Price") is determined by multiplying each Limited Partner's invested capital in the CVD Partnership by a 40% compounded annual rate of return, provided that, regardless of the date of exercise, the minimum Option Price shall equal at least two times each Limited Partner's invested capital. The Option Price may be paid in cash, shares of PMT's Common Stock (based on 90% of the fair market value of such shares) or any combination thereof, in the sole discretion of PMT. PMT may exercise the Option at its sole discretion.

 Warrants

  In connection with the formation of the CVD Partnership, the Limited Partners received warrants (the "Warrants") to purchase an aggregate of 277,662 shares of PMT's Common Stock at a purchase price of $12.75 per share. The Warrants become exercisable for a one-year period following exercise of the Option, but only if the Option is actually exercised by PMT. In connection with their investment in the CVD Partnership, each of SBIC Partners and NorWest received a Warrant to purchase 130,726 shares of Common Stock.

                         ENGAGEMENT OF PROXY SOLICITOR

  The Company has retained MacKenzie Partners, Inc. for proxy solicitation services in connection with the meeting. MacKenzie Partners, Inc. will receive a fee estimated at $6,000 in connection with the performance of its services, in addition to the reimbursement of its expenses.